Exhibit 2

SHARE PURCHASE AND SALE AGREEMENT

        THIS SHARE PURCHASE AND SALE AGREEMENT (the “Agreement”) is entered into on this 3rd day of September, 2009 by and among MR. BARRY SHAKED (“Seller”); RONEX HOLDINGS L.P., a limited liability partnership incorporated under the laws of the State of Israel, (“Ronex”); and the purchasers listed on the signature pages attached hereto (collectively, “Alpha”, and together with Ronex, the “Purchasers”).

WITNESSETH:

        WHEREAS, Seller is the sole owner, beneficial and of record, of 1,033,479 Ordinary Shares, par value NIS 1.00 each, of Retalix Ltd., a company incorporated under the laws of the State of Israel (the “Purchased Shares”, the “Ordinary Shares” and the “Company”, respectively);

        WHEREAS, concurrently with the execution of this Agreement, (i) Alpha and the Company are entering into that certain Share Purchase Agreement, providing for the purchase by Alpha of Ordinary Shares and certain warrants to purchase Ordinary Shares from the Company (the “PIPE Agreement”), (ii) Ronex and Mr. Brian Cooper are entering into that certain Share Purchase and Sale Agreement providing for the purchase by Ronex of the entire issued and outstanding Ordinary Shares held by Mr. Cooper (the “Cooper SPA”); (iii) the Purchasers are entering into that certain Shareholders Agreement (the “Shareholders Agreement”); and (iv) the Seller, in his capacity as the Chief Executive Officer of the Company, and the Company are entering into that certain Separation Agreement, upon which such parties shall separate (the “Separation Agreement”, and together with the agreements indicated above and this Agreement, the “Series Agreements”); all of which agreements and transactions contemplated hereby and thereby being conditional upon each other and, subject to their terms, shall be consummated if all are consummated simultaneously;

        WHEREAS, the Seller wishes to sell, transfer and assign to the Purchasers, and each Purchaser wishes to purchase, assume and receive from Seller, severally and not jointly, the Purchased Shares for the consideration set forth herein, subject to the terms and conditions set forth in this Agreement; and

        WHEREAS, as a material inducement to the willingness of Purchasers to enter into this Agreement and the Series Agreements to which each is a party, and consummate the transactions hereby and thereby, the Seller has agreed to undertake certain non-competition and non-solicitation obligations and other restrictions on the holding and voting of securities of the Company, all as further set forth herein; and

        WHEREAS, to secure the actions to be taken by the parties at the Closing, concurrently with the execution of this Agreement, the parties are entering into an Escrow Agreement (the “Escrow Agreement”) providing for the deposit by each party no later than the Pre-Closing (as defined below) its respective deliverables, as set forth herein, with Clal Finance Trustees 2007 Ltd. (together with its successors and assigns, the “Escrow Agent”), to be held pursuant to the Escrow Agreement.

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

1.	Purchase and Sale of the Purchased Shares.

1.1.	At the Closing (as defined below) and subject to the terms and conditions of this Agreement, the Seller shall sell, convey, transfer, assign and deliver to each of the Purchasers, and each Purchaser shall, severally and not jointly, purchase and acquire from the Seller, free and clear of any Encumbrance, such portion of Purchased Shares as set forth below, in consideration for a gross price per Purchased Share of $12.00, less applicable deductions and withholding as set forth in Section 1.2. At the Closing, the Purchasers shall purchase, severally and not jointly, and the Seller shall sell, all (and not part of the) Purchased Shares. The purchase and sale of Alpha’s portion of the Purchased Shares shall be made according to an internal allocation agreed among the persons comprising of Alpha, and as directed in writing prior to the Closing persons comprising of Alpha, provided that if such allocation is not provided prior to the Closing, the persons comprising of Alpha shall purchase the Purchased Shares, severally and not jointly, in equal shares.

	Portion of Purchased Shares	Aggregate Purchase Price

Alpha	566,740	$6,800,880.00
Ronex	466,739	$5,600,868.00
Total	1,033,479	$12,401,748.00

1.2.	All capital gain taxes due as a result of the sale and purchase of the Purchased Shares hereunder shall be the sole liability of the Seller. Unless the Seller provides to the Purchasers a valid certificate from the Israeli Tax Authorities providing full exemption from withholding tax (or a lower rate of withholding) or a tax determination from the Israeli Tax Authorities indicating otherwise prior to the Closing Date, then each Purchaser shall be entitled to deduct and withhold from such payment such amount as required to be deducted and withheld under any applicable law (which is 20% of the gross consideration in reliance on the representations and warranties of the Seller contained herein). To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Seller in respect of which such deduction and withholding was made.

1.3.	In the event of any stock split (bonus shares), consolidation, share dividend (including any dividend or distribution of securities convertible into share capital), reorganization, reclassification, combination, recapitalization or other like change with respect to the Purchased Shares occurring after the date hereof and prior to the Closing, all references in this Agreement to specified price per share, numbers of shares and all calculations provided for that are based upon numbers affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such event.

2.	Pre-Closing.

2.1.	Unless this Agreement is earlier terminated pursuant to Section 8 hereof, as promptly as practicable, but in no event later than the Pre-Closing Date under the PIPE Agreement, and subject to the satisfaction of the conditions set forth in Section 2.2 (other than the condition set forth in Section 2.2.3 that by its nature may be satisfied at the Pre-Closing, but subject to the fulfillment or waiver of that conditions), any of which may be waived by the party(ies) for which benefit they are provided, the parties shall deliver to the Escrow Agent the following deliverables to be held according to the terms of the Escrow Agreement (the “Pre-Closing” and the date upon which the Pre-Closing actually occurs shall be referred to herein as the “Pre-Closing Date”). All actions at the Pre-Closing and all transactions occurring at the Pre-Closing shall be deemed to take place simultaneously and no action shall be deemed to have been taken, no transactions shall be deemed to have been completed and no document delivered until all such actions, transactions and documents have been taken, completed and all required documents delivered.

2.1.1.	The Seller shall deposit the deliverables set forth in Sections 3.2.1 (share transfer deed), 3.2.2 (irrevocable transfer instructions) and 3.2.3 (seller’s certificate) (in each case, if relevant, with the date and the number of Purchased Shares left blank); and

2.1.2.	The Purchasers shall deposit the deliverables set forth in Section 3.3.1 (Purchase Price).

2.2.	The respective obligations of the Seller and each of the Purchasers to effect the Pre-Closing are subject to the satisfaction at or prior to the Pre-Closing Date of each of the following conditions:

2.2.1.	(i) The representations and warranties of the Seller in this Agreement shall have been true and correct in all material respects on the date hereof and as of the Pre-Closing Date with the same effect as if made at and as of the Pre-Closing Date, and (ii) the Seller shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by the Seller at or prior to the Pre-Closing Date.

2.2.2.	(i) The representations and warranties of the Purchasers in this Agreement shall have been true and correct in all material respects as of the date hereof and on and as of the Pre-Closing Date with the same effect as if made at and as of the Pre-Closing Date, and (ii) the Purchasers shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by the Purchasers at or prior to the Pre-Closing Date.

2.2.3.	All conditions set forth in Sections 6.1, 6.2 and 6.3 hereof are satisfied or waived (to the extent permitted hereunder), as if the Closing would have occurred on such date, except that (a) the deliverables set forth in Sections 3.2.1 (share transfer deed), 3.2.2 (irrevocable transfer instructions), 3.2.3 (seller’s certificate) and 3.3.1 (Purchase Price), shall be deposited with and held in escrow by the Escrow Agent as set forth in Section 2.1.

2.2.4.	The PIPE Agreement shall be in full force and effect, shall not have been terminated, revoked or amended and all actions required to be taken or satisfied at the Pre-Closing thereunder in order to effect it simultaneously with the Pre-Closing hereunder shall have been duly taken, satisfied or waived in accordance with their respective terms.

2.2.5.	The Cooper SPA shall be in full force and effect, shall not have been terminated, revoked or amended and all actions required to be taken or satisfied at the Pre-Closing thereunder in order to effect it simultaneously with the Pre-Closing hereunder shall have been duly taken, satisfied or waived in accordance with their respective terms.

2.2.6.	The Separation Agreement shall have been authorized by all necessary corporate action of the Company, shall not have been terminated, revoked or amended without the consent of the Seller.

2.2.7.	The spousal consent to entering into this Agreement and consummating the transactions contemplated hereby, including, without limitation, the transfer and sale of Purchased Shares to the Purchasers pursuant to the terms hereof, validly executed by the spouse of the Seller, and delivered by the Seller to the Purchasers concurrently with the signing of this Agreement, shall be in full force and effect.

3.	Closing.

3.1.	Closing; Closing Date. Unless this Agreement is earlier terminated pursuant to Section 8 hereof, the consummation of the sale by the Seller and purchase by the Purchasers of the Purchased Shares free and clear of any Encumbrances (the “Closing”) will take place at the offices of Meitar, Liquornik, Geva & Leshem, Brandwein, Law Offices, 16 Abba Hillel Road, Ramat Gan, Israel, at such time designated as the “Closing Date” under the PIPE Agreement, which in any event shall not occur prior to the satisfaction (or waiver) of the conditions set forth in Section 6 herein and subject to the satisfaction (or waiver) of such conditions. The date upon which the Closing hereunder actually occurs shall be referred to herein as the “Closing Date”. All actions at the Closing and all transactions occurring at the Closing shall be deemed to take place simultaneously and no transactions shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered.

3.2.	Seller’s Deliveries at the Closing. At or prior to the Closing, the Seller shall deliver, or cause to be delivered or released from escrow, as the case may be, to each Purchaser the following documents:

3.2.1.	Share transfer deed, duly executed by the Seller, transferring to each of the Purchasers the respective portion of the Purchased Shares purchased by such Purchaser, in the form attached hereto as Exhibit 3.2.1;

3.2.2.	Duly executed irrevocable letter of instructions from the Seller to the broker holding the Purchased Shares or to the holder registered as holding the Purchased Shares with any registration company or otherwise, instructing the transfer of the Purchased Shares to such Purchaser at the Closing;

3.2.3.	A certificate executed by the Seller certifying that: (i) the representations and warranties of the Seller hereunder are true and correct as of the date hereof and as of the Closing Date as if made on such date; and (ii) all covenants required by the terms hereof to be performed by the Seller on or prior to the Closing Date have been so performed; and

3.2.4.	Spousal consent to entering into this Agreement and consummating the transactions contemplated hereby, including, without limitation, the transfer and sale of Purchased Shares to the Purchasers pursuant to the terms hereof, validly executed by the spouse of the Seller.

3.3.	Purchasers’ Deliveries at the Closing. At or prior to the Closing, each of the Purchasers shall deliver, or cause to be delivered or released from escrow, as the case may be, to the Seller the following:

3.3.1.	Such Purchaser’s portion of the Aggregate Purchase Price set forth in Section 1.1 above, less applicable deductions and withholding as set forth in Section 1.2, by wire instructions based on written wire instructions provided by the Seller prior to the Closing Date.

4.	Representations and Warranties of Seller. The Seller hereby represents and warrants to each of the Purchasers as follows:

4.1.	Seller has the full legal capacity, power and authority to execute and deliver this Agreement and any agreement, document and instrument provided for or contemplated herein (collectively, the “Transaction Documents”) and to perform the transaction contemplated hereby and thereby. The execution, delivery and performance by the Seller of each of the Transaction Documents has been, or shall be when entered into, duly executed and delivered by Seller. The Transaction Documents constitute or will, when executed and delivered by all parties thereto, constitute Seller’s valid and legally binding obligation enforceable against him in accordance with its respective terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors.

4.2.	The Seller has good and valid title to, and is the sole lawful owner, beneficially and of record, of all of the Purchased Shares, which constitute the entire issued and outstanding Ordinary Shares held by the Seller, free and clear of any and all Encumbrances. The Seller has sole voting power and sole power to issue instructions with respect to the matters set forth in this Agreement, sole power of disposition and sole power to agree to all of the matters set forth in this Agreement. The Purchased Shares are not “ordinary income” of the Seller. Upon the sale, delivery and assignment of, and payment for, the Purchased Shares, as provided herein, Seller shall convey to each Purchaser, and each Purchaser shall acquire, good and marketable title to the respective Purchased Shares purchased by such Purchaser, free and clear of any and all Encumbrances, except for any Encumbrances created by such Purchaser with respect to the Purchased Shares). “Encumbrance” shall mean any lien, pledge, hypothecation, charge, options, proxies (other than pursuant to this Agreement), security interest, encumbrance, right of first refusal, preemptive right or restriction or rights of third parties of any nature (including any spousal community property rights, any restriction on the voting, transfer, receipt of any income derived from, the possession of any security, or the exercise or transfer of any other attribute of ownership of a security), except for restrictions under applicable law. The Seller has not sold, pledged or otherwise transferred (whether by operation of law or otherwise, including, without limitation, transfers pursuant to any decree of divorce or separate maintenance, any property settlement, any separation agreement or any other agreement with a spouse) any interests in the Purchased Shares to any person.

4.3.	Except as set forth in the Schedule 13D under the U.S. Securities Exchange Act of 1934 filed by the Shareholders on February 12, 2009, the Purchased Shares, those certain options to purchase Ordinary Shares listed in the Separation Agreement (the “Options”) and 2,000 Ordinary Shares (the “Additional Shares”), constitute all of the shares or other securities over which any voting or dispositive power is held by the Seller and Seller does not own, beneficially or otherwise, directly or indirectly, any other share capital of, or other securities, equity or ownership interest in the Company (including, without limitation, (i) any outstanding options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other securities of the Company, or (ii) outstanding stock appreciation rights, phantom stock or similar rights). The Purchased Shares are not subject to any shareholders agreement, voting agreements, proxies, trusts or other agreement or understandings relating to the voting or disposition thereof, which would continue to be binding upon the Purchasers after the Closing. Any proxies heretofore given in respect of the Purchased Shares are not irrevocable, and any such proxies are or shall be revoked by the Closing. There are no transfer restrictions with respect to the Purchased Shares, except transfer restrictions under applicable law.

4.4.	Other than filing a Schedule 13D under the U.S. Securities Exchange Act of 1934, the he execution and delivery by the Seller of the Transaction Documents do not, and the consummation of the transactions contemplated hereby and thereby will not, require Seller to obtain or deliver any notice, consent, waiver, approval, order or authorization or permit of, or registration, declaration or filing with, or notification to, any court, administrative agency, commission, governmental or regulatory authority or any other person, except as set forth in Schedule 6.1.2.

4.5.	The execution and delivery by the Seller of the Transaction Documents do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit, under any agreement, law, rule, regulation, order, judgment or decree applicable to the Seller or that apply to the Purchased Shares or by which the Purchased Shares are bound.

4.6.	There is no suit, action, decrees, orders, judgments, legal proceeding of any nature or, to Seller’s knowledge, governmental investigation, pending, or, to Seller’s knowledge, threatened against him, that seeks to prevent Seller from executing or delivering the Transaction Documents or from performing the transactions contemplated hereby and thereby, or that apply to the Purchased Shares or by which the Purchased Shares are bound.

4.7.	No agent, broker, finder, investment banker, person or firm acting in a similar capacity on Seller’s behalf or under his authority is, nor will it be, entitled to any brokerage or finder’s fee or any other commission or similar fee, directly or indirectly, in connection with the origin, negotiation or execution of this Agreement or in connection with any of the transactions contemplated hereby, which would be required to be paid by any of the Purchasers or the Company.

5.	Representations and Warranties of the Purchasers.

Each Purchaser hereby represents and warrants, severally and not jointly, with respect solely to each such Purchaser, as follows:

5.1.	Such Purchaser is duly incorporated and validly existing under the laws of its jurisdiction of incorporation or formation (in case of a corporate entity).

5.2.	Such Purchaser has the requisite corporate power (in case of a corporate entity) or legal capacity (in case an individual) and authority to enter into the Transaction Documents to which such Purchaser is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Transaction Documents to which such Purchaser is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of such Purchaser (in case of a corporate entity). The Transaction Documents and Series Agreements to which such Purchaser is a party have been duly executed and delivered by such Purchaser and, when executed and delivered by all parties thereto, constitute its valid and binding obligations, enforceable against such Purchaser in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

5.3.	The execution and delivery by such Purchaser of the Transaction Documents do not, and the consummation of the transactions contemplated hereby and thereby will not, require such Purchaser to obtain or deliver any notice, consent, waiver, approval, order or authorization or permit of, or registration, declaration or filing with, or notification to any court, administrative agency, commission, governmental or regulatory authority or any other person, that has not been, or will not be, obtained by the Closing.

5.4.	The execution and delivery of the Transaction Documents do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under any provision of such Purchaser’s incorporation or formation documents; or any agreement, law, rule, regulation, order, judgment or decree applicable to such Purchaser.

5.5.	There is no suit, action, decrees, orders, judgments, legal proceeding of any nature or to such Purchaser’s knowledge, governmental investigation, pending, or, to such Purchaser’s knowledge, threatened against such Purchaser, that seeks to prevent such Purchaser from executing, delivering or performing the Transaction Documents and the transactions contemplated hereby and thereby.

5.6.	No agent, broker, finder, investment banker, person or firm acting in a similar capacity on such Purchaser’s behalf or under such Purchaser’s authority is, nor will it be, entitled to any brokerage or finder’s fee or any other commission or similar fee, directly or indirectly, in connection with the origin, negotiation or execution of this Agreement or in connection with any of the transactions contemplated hereby, which would be required to be paid by any of the Seller or the other Purchaser.

5.7.	Such Purchaser has and will have as of the Closing sufficient funds available to them to its portion of the Aggregate Purchase Price.

5.8.	It is acknowledging that except for the representations specifically set forth in Section 3, the Purchased Shares are sold “AS IS”.

5.9.	Such Purchaser is acquiring the Purchased Shares for its own account with no present intention of distributing any of such Purchased Shares and does not have any current arrangement or understanding with any other persons regarding the distribution of such securities (this representation and warranty not limiting the Purchaser’s right to sell or distribute in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”)).

5.10.	The Purchaser understands that the Purchased Shares are “restricted securities” or “control securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Purchased Shares indefinitely unless they are registered with the Securities and Exchange Commission or an exemption from such registration and qualification requirements is available. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Purchased Shares, and on requirements relating to the Company which are outside of the Purchaser’s control.

6.	Conditions to Closing.

6.1.	Conditions to Closing of each Party. The respective obligations of the Seller and each of the Purchasers to effect the Closing are subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by mutual written instrument of the Seller and each of the Purchasers:

6.1.1.	No Order. No court or other governmental authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of preventing, enjoining, restraining, prohibiting or otherwise making this Agreement, the consummation of the Closing or the transactions contemplated hereby illegal.

6.1.2.	Regulatory Consents. All approvals set forth in Schedule 6.1.2 required pursuant to any applicable law or under the authority of any administrative agency, commission, regulatory or governmental entity for the consummation of the transactions contemplated hereby shall have been obtained.

6.2.	Conditions to Closing of the Purchasers. The respective obligations of each Purchaser to effect the Closing are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions, any of which may be waived, in writing, by such Purchaser:

6.2.1.	Representations. The representations and warranties of the Seller in this Agreement shall have been true and correct in all material respects on the date hereof and as of the Closing Date with the same effect as if made at and as of the Closing Date.

6.2.2.	Receipt of Closing Deliveries. Each of the agreements, instruments and other documents required to be delivered by the Seller under Section 3.2 shall be delivered by Seller at the Pre-Closing and released from escrow and delivered to the Purchasers, and shall have been received by them.

6.2.3.	Effectiveness and Simultaneous Closing of Series Transactions. Each of the Series Agreements and the transactions contemplated thereby, shall be in full force and effect, shall not have been terminated, revoked or amended and all actions or conditions required to be taken or satisfied thereunder in order to effect the closing thereof simultaneously with the Closing shall have been duly taken, satisfied or waived in accordance with their respective terms.

Notwithstanding the aforesaid, if Alpha consummates the PIPE Agreement, the conditions set forth in this Section 6.2.3 shall be deemed to have been waived, except if an event giving rise to termination in accordance with Section 8.1.3.2 or 8.1.3.3 has occurred.

6.3.	Conditions to Closing of the Seller. The obligations of the Seller to effect the Closing are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions, any of which may be waived, in writing, by Seller:

6.3.1.	Representations and Warranties. The representations and warranties of the Purchasers in this Agreement shall have been true and correct in all material respects as of the date hereof and on and as of the Closing Date with the same effect as if made at and as of the Closing Date.

6.3.2.	Receipt of Closing Deliveries. The deliveries to be delivered by the Purchasers pursuant to Section 3.3 hereof shall have been delivered by the Purchasers at the Pre-Closing and released from escrow and delivered to the Seller, and Seller shall have received the Aggregate Purchase Price from all Purchasers, less applicable deductions and withholding as set forth in Section 1.2.

6.3.3.	Separation Agreement. The Separation Agreement shall be in full force and effect, shall not have been terminated, revoked or amended without the consent of the Seller.

7.	Covenants.

7.1.	Additional Documents and Further Assurance. Subject to the terms and conditions of this Agreement and any applicable law, each party hereto, at the reasonable request of another party hereto, shall execute and deliver, or cause to be executed and delivered, such other documents and instruments and do and perform such other actions as may be necessary or desirable for effecting completely the consummation of the Transaction Agreements and the transactions contemplated hereby and thereby.

7.2.	Regulatory Approvals. The Seller and the Purchasers shall use best efforts to deliver and file, as promptly as practicable after the date of this Agreement, each notice, report or other document required to be delivered by such party to, or filed by such party with, any governmental or regulatory authority, with respect to this Agreement and the Series Agreements and the transactions contemplated hereby and thereby. The parties hereto shall use best efforts to obtain, as promptly as practicable after the date of this Agreement, all consents and approvals that may be required pursuant to any applicable law (including under antitrust laws), in connection with the consummation of the transactions contemplated by this Agreement and the Series Agreements. Each of the Seller and the Purchasers shall cause all documents that it is responsible for filing with any governmental or regulatory authority under this Section 7.2 to comply as to form and substance in all material respects with the applicable legal requirements and shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any governmental or regulatory authority and shall comply promptly with any such inquiry or request.

7.3.	No Sale. Unless this Agreement is terminated pursuant to Section 8 hereof or the PIPE Agreement is terminated in accordance with its terms, Seller shall not, directly or indirectly, (i) offer for sale (including short sale), sell, transfer, exchange, tender, pledge, create any Encumbrance, assign, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, transfer the economic risk of ownership of, loan or otherwise dispose of, or enter into any contract or arrangement with respect to, or consent to, or offer any, of the foregoing, any of the Purchased Shares or any right or interest therein, to any person, other than pursuant to this Agreement; (ii) except as contemplated by or permitted by this Agreement, grant any proxies or powers of attorney, deposit any Purchased Shares into a voting trust or enter into a voting agreement with respect to any Purchased Shares; and (iii) take any action that is reasonably expected to make any representation or warranty of the Seller contained herein untrue or incorrect or have the effect of preventing or disabling the Seller from performing the Seller’s obligations under the Transaction Documents. Unless this Agreement is terminated pursuant to Section 8 hereof, the Seller shall not request that the Company (or any agent thereof) register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Purchased Shares, unless such transfer is permitted by and made in compliance with this Agreement.

7.4.	No-Solicitation; Standstill.

7.4.1.	Unless this Agreement or the PIPE Agreement is terminated in accordance with its respective terms, and other than the Series Agreements and as contemplated thereby, until the expiration of four (4) years from the Closing, Seller shall not, and shall cause persons controlled by him and their respective employees, officers, directors, agents and other advisors and representatives in their capacities as such not to, whether directly or indirectly (whether alone or as part of a group of persons) (i) solicit, initiate, encourage or induce the making, submission or announcement of any Other Proposal (as defined below); (ii) make, or in any way participate, directly or indirectly, in any Other Proposal or Other Transaction (including by acquiring beneficial ownership of Ordinary Shares or securities which are convertible into, exchangeable for or otherwise exercisable to acquire Ordinary Shares of the Company, or authorizing or making a tender offer, exchange offer or other offer or proposal, whether oral or written, to acquire the beneficial ownership of Ordinary Shares of the Company) (other than the Options as long as they are not exercised and other than the Purchased Shares and the Additional Shares if this Agreement is terminated if this Agreement is terminated in accordance with Sections 8.1.3.2 or 8.1.3.2 and the PIPE Agreement is consummated), (iii) engage or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Other Proposal; (iii) respond to or engage in discussions with any person with respect to any Other Proposal, except as to the existence of these provisions; or (iv) enter into any letter of intent or similar document or any agreement or commitment contemplating or otherwise relating to any Other Transaction (as defined below). The Seller shall, and shall cause affiliates controlled by him and their respective employees, officers, directors, agents and other advisors and representatives in their capacities as such to, immediately cease all existing activities, discussions and negotiations with any person conducted heretofore with respect to any Other Proposal and request the return or destruction of all confidential information regarding the Company and its affiliates or pertaining to any Other Proposal provided to any such person prior to the date hereof pursuant to the terms of any confidentiality agreement or otherwise. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 7.4 by any affiliates controlled by Seller, or any of their respective employees, officers, directors, agents and other advisors and representatives in their capacities as such shall be deemed to be a breach of this Section 7.4 by the Seller.

7.4.2.	Prior to the Closing and unless this Agreement is terminated in accordance with its terms, the Seller shall promptly advise the Purchasers orally and in writing of the receipt by Seller (except in his capacity as an officer and/or director of the Company) of an Other Proposal, the material terms and conditions thereof, and the identity of the person or group making the Other Proposal. The Seller will keep Alpha informed in all respects of the status and details (including material amendments or proposed amendments) thereof.

7.4.3.	The Seller hereby irrevocably appoints the Chairman of the Company’s Board of Directors, or any other designee of the Company, as his sole and exclusive attorney and proxy, with full power of substitution and resubstitution, to vote and exercise all voting rights with respect to the number of outstanding Ordinary Shares held by Seller, together with any affiliate controlled by him and any group of persons to which Seller or any such affiliate is a party, exceeding 2.0% of the outstanding Ordinary Shares of the Company from time to time (the “Excess Shares”), in the proxy’s sole and absolute discretion, on every annual, general, special, class or adjourned meeting of the shareholders of the Company (and any adjournment or postponement thereof) and in every written consent in lieu of such meeting. The proxy hereunder with respect to the Excess Shares shall automatically expire on the fourth (4th) anniversary of the Closing. For the purpose of enforcing this provision, following the delivery by the Company of notice of any general meeting of the shareholders in which the Seller, any affiliate controlled by him or any group of persons to which Seller or any such affiliate is a party wishes to participate and vote, the Seller shall promptly notify the Company in writing the number of Ordinary Shares then held by the Seller, together with any affiliate controlled by him and any group of persons to which Seller or any such affiliate is a party, and the proxy granted in this Section shall apply only to any Excess Shares (if any). The Seller shall not vote, and shall cause any affiliate controlled by him and any group of persons to which Seller or any such affiliate is a party not to vote, any Ordinary Shares held by them unless the Seller has complied with the preceding sentence.

7.4.4.	“Other Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal by Alpha or its affiliates), oral or written, relating to any Other Transaction.

7.4.5.	“Other Transaction” shall mean any transaction or series of transactions, other than the transactions contemplated by the Series Agreements, involving: (i) any merger, exchange, consolidation, business combination, plan of arrangement, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer, purchase, sale (including short sale), transfer, option, proxies or other transaction (A) in which a person (including the Seller) or group of persons directly or indirectly acquires beneficial or record ownership of securities resulting in beneficially owning 4.0% or more of the outstanding securities of any class of voting securities or debt securities of the Company or any material subsidiary thereof (other than the Options as long as they are not exercised, and other than the Purchased Shares and the Additional Shares if this Agreement is terminated accordance with Sections 8.1.3.2 or 8.1.3.2 and the PIPE Agreement is consummated, subject, however, in each case, to complying with the provisions of Section 7.4.3); or (B) in which the Company or any material subsidiary thereof issues securities resulting in a person or a group of persons beneficially owning 4% or more of the outstanding securities of any class of voting securities of the Company or any material subsidiary thereof or debt securities (subject, however, to complying with the provisions of Section 7.4.3); (ii) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 5% or more of the consolidated net revenues, consolidated net income or consolidated assets (including for this purpose the outstanding equity securities of the Company’s subsidiaries) of the Company or any material subsidiary thereof (but other than in the ordinary course of business consistent with past practice); (iii) “solicitation” of “proxies” to vote (as such terms are used in the rules under the Securities Exchange Act of 1934 (collectively, as amended, the “Exchange Act”)) with respect to any Ordinary Shares, calling or seeking to have called a meeting of shareholders of the Company or execution of any written consent in lieu of such a meeting, submitting a shareholder proposal to the Company or a demand that the Company convene a shareholders meeting, or seeking to advise or influencing any person or entity with respect to the voting of any voting securities of the Company; or (iv) seeking control of the management or the Board of Directors of the Company or policies of the Company, or any change which results or is reasonably likely to result in a change in the majority of the persons who constitute the board of directors of the Company as of the Closing.

7.5.	Voting Undertaking and Proxy.

7.5.1.	Prior to the Closing and unless this Agreement is terminated in accordance with its terms, the Seller hereby agrees, at any annual, extraordinary, or special meeting of the shareholders of the Company (including without limitation the meeting called to approve the Series Agreements), and at any postponement(s) or adjournment(s) thereof, or pursuant to any consent in lieu of a meeting or otherwise (the “Meeting”), to vote (or cause to be voted) all Purchased Shares and all of the Ordinary Shares the Seller now or hereafter owns or controls, whether beneficially or otherwise held by him (including as a result of exercise of the options or other securities or rights convertible, exercisable or exchangeable into Ordinary Shares or otherwise) (collectively, the “Shares”) in the following manner: (i) in favor of the Series Agreements and the approval of the terms thereof and each of the transactions contemplated thereby, and any actions required in furtherance thereof; (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company or the Seller hereunder or under the Series Agreements; (iii) except as otherwise expressly agreed to in writing in advance by Alpha, against any Acquisition Proposal or Acquisition Transaction (as defined in the PIPE Agreement) and any Other Proposal or Other Transaction; and (v) any other action involving the Company or its subsidiaries which is intended, or could in any manner be expected, to impede, interfere with, delay, postpone, or adversely affect the Series Agreements and the transactions contemplated thereby or hereby. Prior to the Closing and unless this Agreement is terminated in accordance with its terms, the Seller shall not enter into any agreement or understanding with any person the effect of which would be inconsistent with or violative of the provisions and undertakings referred to in this Section 7.

7.5.2.	As promptly as possible, but in no event later than 14 days prior to the date scheduled for the Meeting, the Seller shall deliver to Alpha a validly executed and irrevocable proxy, in a form reasonably requested by Alpha and shall cause any record holder(s) of the Shares to grant proxy(ies) in substantially similar form, accompanied by confirmation of ownership for the Meeting from the bank or other holder with which the Shares are deposited.

7.5.3.	The Seller understands and acknowledges that the Purchasers are entering into the Series Agreements in reliance upon the Seller’s execution and delivery of this Agreement. The Seller hereby affirms that the irrevocable proxy set forth in Section 7.5.2 is given in connection with the execution of the Series Agreements, and that such irrevocable proxy is given to secure the performance of the duties of the Seller under this Agreement and the Series Agreements. The Seller hereby further affirms that unless this Agreement or the PIPE Agreement is terminated in accordance with its respective terms, the irrevocable proxy(ies) pursuant to Section 7.5.2 may under no circumstances be revoked.

7.5.4.	The Purchasers understand and acknowledge that the transactions contemplated herein are an integral part of the transactions contemplated under the Series Agreements and the performance by Seller of his obligations hereunder prior to the Closing Date, including pursuant to Section 7.5, provides the Purchasers with a significant benefit. Accordingly, the Purchasers undertake not to consummate the transactions under any of the Series Agreements unless the Closing for the sale of all Purchased Shares and the closing under the Cooper SPA are consummated concurrently, but subject to the next sentence. The Purchasers further undertake that the PIPE Agreement shall provide that (i) closing of transactions contemplated thereunder the is conditioned upon the Closing hereunder and under the Cooper SPA, except if an event giving rise to termination in accordance with Section 8.1.3.2 or 8.1.3.3 has occurred with respect to this Agreement, or similar events occurred with respect to the Cooper SPA, and that (ii) the Seller is a third party beneficiary of such condition.

7.5.5.	Without derogating from the provisions of Section 7.3 and to the extent permitted under applicable law, the provisions of this Section 7.5 and the obligations hereunder shall attach to the Purchased Shares and shall be binding upon any person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, the Seller’s heirs, guardians, administrators or successors, and notwithstanding any transfer of the Shares, the transferor shall remain liable for the performance of all obligations of the transferor hereunder.

7.6.	Non-Compete; Non-Solicitation of Employees, Customers and Suppliers.

7.6.1.	In order to induce Purchasers to purchase the Purchased Shares hereunder and consummate the transactions under the Series Agreements, and to protect the Company’s sensitive and valuable proprietary information, property (including, intellectual property) and technologies, as well as its goodwill and business plans (the “Company’s Major Assets”), to which Seller has been exposed prior to the date hereof as a result of his involvement in the Company’s business, whether in his capacity as a shareholder, director, employee or service provider of the Company, until the earlier of: (i) termination of this Agreement, or (ii) expiration of four (4) years from the Closing (the “Non Compete Period”), Seller shall not, and shall cause affiliates controlled by him not to, directly or indirectly:

7.6.1.1.	engage, promote, establish, market, become or be financially interested in, consult with or for, or associate in a business relationship with, or in any manner become involved, in any other person, business (or any component thereof), occupation, work, operation or any other activity, anywhere in the world, which engages or intends to engage in the developing, producing, offering, distributing, licensing, selling or supporting of products or services similar to, or that competes with the business (or any component thereof), products and services of the Company and any of its affiliates, as currently conducted and as currently proposed by the Company to be conducted by the Company (a “Competing Business”);

7.6.1.2.	solicit the services, hire or retain any person employed or engaged by the Company and/or any of its affiliates as employees or contractors during the Non-Compete Period, or otherwise encourage or induce any such employee or contractor to terminate their engagement with the Company and/or any of its affiliates by their resignation, retirement or otherwise or to become an employee, contractor, consultant or service provider of any person other than the Company and/or its affiliates. The foregoing shall not apply to approaches initiated by persons employed or engaged by the Company and/or any of its affiliates, including as a response to general solicitation of employment, at any time after the lapse of 18 months from the Closing or if Seller was not aware that such persons were employed or engaged by the Company and had no active involvement in their hiring;

7.6.1.3.	solicit or otherwise encourage or call on any actual or prospective customer, supplier, distributor, vendor, service provider or agent of the Company and/or any of its affiliates prior to the Closing for any Competing Business or influence, induce or attempt to influence or induce any customer, supplier, distributor, vendor, service provider or agent to terminate, reduce or adversely modify any written or oral agreement, relationship, or course of dealing with the Company and/or any of its affiliates; and

7.6.1.4.	Without limiting the generality of the foregoing, register or challenge any intellectual property rights owned, used or otherwise licensed by the Company and/or any of its subsidiaries.

7.6.2.	The Seller acknowledges that the consideration received by him under this Agreement is paid in consideration, in part, for the obligations and undertakings under this Section 7.6 and that in light of the nature of the transactions contemplated hereunder and under the Series Agreements, the interest that the Purchasers have in the success of the Company and the critical significance of the covenants under this Section 7.6 to the Company’s business and to Purchasers’ willingness to enter into this Agreement and the Series Agreements, the covenants under this Section 7.6 are reasonable and fair under the circumstances.

7.7.	Confidentiality. The Seller acknowledges that he has had access to, and became familiar with, certain confidential, non-public, proprietary information of the Company and its affiliates, including such documents and information, in any form whatsoever, concerning the business, operations, financial condition, shareholders, customers, suppliers and intellectual property of the Company and/or its affiliates (collectively, “Confidential Information”), and that such Confidential Information is a valuable and unique asset of the Company and is and will remain the exclusive property of the Company. Therefore, the Seller and any successor or assignee thereof, agrees and undertakes, and shall cause his affiliates (i) to maintain securely and hold in strict confidence all Confidential Information received, acquired or developed by him whether following or prior to the Closing, (ii) not to disclose to any Person, nor use, whether in whole or in part, any Confidential Information for any purpose (other than for and as authorized in writing by the Company). The obligation of non-disclosure and non-use imposed on Seller hereunder shall not apply to information that is or becomes generally known to the public through no wrongful act or breach of Seller or any of his affiliates and representatives and shall not apply to disclosure to legal counsels, accountants and other advisors of the Seller and to the extent required to enforce the provisions of this Agreement. Notwithstanding the foregoing, the Seller shall not be prohibited from disclosing such Confidential Information to the extent required by a court order or applicable law, provided that in either event, the Seller shall first give prompt prior written notice to the Purchasers and shall use reasonable efforts to (and cooperate with the Company in seeking to) seal, redact, or otherwise minimize such disclosure and to protect the confidentiality of any Confidential Information eventually disclosed.

7.8.	Waiver and Release.

7.8.1.	In consideration for the amounts payable to the Seller under this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of and subject to the Closing, the Seller hereby irrevocably and unconditionally waives, releases, acquits, indemnifies, holds harmless and forever discharges each of the Purchasers, the Company and their respective affiliates, shareholders, officers, directors, employees and agents, and each of their respective heirs, executors, administrators, successors and assigns (collectively, the “Purchasers Released Entities”), of and from any and all Claims (as defined below) that the Seller, or his heirs, executors, administrators, successors or assigns ever had, now has, or may have against any of the Purchasers Released Entities, provided, however, that if the Purchasers shall be in breach of this Agreement in any material respect, the Seller shall be entitled to rescind the foregoing release.

7.8.2.	In consideration for Seller’s representations, warranties and undertaking hereunder, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of and subject to the Closing, each of the Purchasers, severally and not jointly, and solely in their capacity as shareholders, hereby irrevocably and unconditionally waives, releases, acquits, indemnifies, holds harmless and forever discharges the Seller and his respective affiliates, and each of their respective heirs, executors, administrators, successors and assigns (collectively, the “Seller Released Entities”), of and from any and all Claims that the Purchasers, or their heirs, executors, administrators, successors or assigns ever had, now has, or may have against any of the Seller Released Entities, provided, however, that if the Seller shall be in breach of this Agreement in any material respect, the Purchasers shall be entitled to rescind the foregoing release.

7.8.3.	For purposes of this Section 7.8, “Claims” shall mean any and all actions or causes of action, suits, claims, liabilities, losses, obligations, agreements, promises, debts, damages, diminutions in value, costs and expenses, judgments, rights and demands, whether fixed or contingent, known or unknown, in law or in equity, in each case arising out of or in connection with (i) any engagement of Seller and/or its affiliates (as the case may be) with the Company and/or its affiliates, whether as an employee, consultant and/or director (in the case of Seller Released Entities, other than claims under directors and officers insurance policy, indemnification under agreements existing prior to the Closing or under the Company’s Articles of Association), or (ii) any other matters, causes, acts, conduct, claims, circumstances or events occurring or failing to occur or conditions existing at or prior to the Closing. “Claims” shall not include actions or causes of action, suits, claims, liabilities, losses, obligations, agreements, promises, debts, damages, diminutions in value, costs and expenses, judgments, rights and demands under this Agreement, the Separation Agreement (to the extent provided therein) or any other Series Agreement to which the Seller is party to.

7.8.4.	Without derogating from the generality of the foregoing,

(a)	the parties acknowledge that Alpha conducted its own due diligence and analysis with respect to the Company’s business, prospects and financial condition, for its own account and purposes, all of which may provide Alpha with a different knowledge and view of the prospects and potential, relative to the other parties hereto. Thus, such other parties acknowledge that he/it has agreed to sell the Purchased Shares to the Purchasers, and to purchase the Purchased Shares from the Seller, as the case may be, at the purchase price provided for herein notwithstanding any such possible knowledge differential or any potential or prospects they may view for the Company, and such other party hereby waives any right, claim or demand that may arise as a result thereof against the Purchasers Released Parties; and

(b)	The parties acknowledge that the Seller has acted as an officer and director of the Company for an extended period of time and that he possess significant information regarding the Company, its affairs, business, prospects and financial conditions, all of which may provide Seller with a different knowledge and view of the prospects and potential, relative to the Purchasers. Thus, the Purchasers acknowledge that they have agreed to purchase the Purchased Shares from the Seller at the purchase price provided for herein notwithstanding any such possible knowledge differential or any potential or prospects they may view for the Company, and the Purchasers hereby waive any right, claim or demand that may arise as a result thereof against the Seller Released Parties.

7.9.	Shareholders Agreement. The parties acknowledge that with no further action required by any party, that certain Shareholders Agreement by and between the Seller, Ronex and Mr. Brian Cooper, dated March 3, 2008, and any rights, entitlements or obligation thereunder, shall terminate and be of no further effect effective as of the date hereof, unless (and only if) this Agreement is terminated in accordance with its terms in which case such Shareholders Agreement shall remain in effect, provided that members of the Board of Directors of the Company serving during the period ending at the Closing shall be elected in accordance with such Shareholders Agreement. The parties further acknowledge that as part of the Series Agreements, the Purchases are entering into that certain Shareholders Agreement, providing for, inter alia, a voting agreement with respect to the designation by the Purchasers of the entire board of directors of the Company, and pursuant to which the persons proposed to be elected at the meeting of the shareholders of the Company called to approve the Series Agreements shall be nominated.

8.	Termination.

8.1.	This Agreement may be terminated at or prior to the Closing, only as follows:

8.1.1.	By written consent of all parties hereto.

8.1.2.	By written notice of Alpha or the Seller to the other parties, if the PIPE Agreement or the Cooper SPA is terminated, for any reason, pursuant to their respective terms; provided, however, that the right to terminate this Agreement under this Section 8.1.2 shall not be available to (i) any party whose action or failure to act has been a principal cause of or resulted in termination of PIPE Agreement or the Cooper SPA (as the case may be), and (ii) the Seller, if the Cooper SPA is terminated because the shares sold under the Cooper SPA are subject to an Encumbrance Order (as defined below) or the shares to be sold under the Cooper SPA cannot be sold to Ronex free and clear of any Encumbrance.

8.1.3.	By written notice of both Purchasers to Seller, referring to the relevant clause of this subsection if:

8.1.3.1.	there has been a breach of any representation, warranty, covenant or agreement of the Seller contained in this Agreement such that if Closing were to occur on the date of such termination such breach would result in the failure of any of the conditions set forth in Section 6 hereof to be satisfied (when read as required to be satisfied on and as of the date of such termination) and such breach has not been cured within ten (10) days after written notice thereof to the Seller; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

8.1.3.2.	there shall be order decree or judgment issued against the Seller or applicable to the Purchased Shares by any governmental or judicial authority creating an Encumbrance over the Purchased Shares and such Encumbrance has not been removed or dismissed within thirty (30) days after written notice thereof to the Seller (an “Encumbrance Order”).

8.1.3.3.	there has been a breach of the representation set forth in Section 4.2 such that if Closing were to occur on the date of such termination such breach would result in the failure of any of the conditions set forth in Section 6 hereof to be satisfied (when read as required to be satisfied on and as of the date of such termination) and such breach has not been cured within thirty (30) days after written notice thereof to the Seller; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

8.1.4.	By written notice of Seller to the Purchasers to Seller if there has been a breach of any representation, warranty, covenant or agreement of any Purchaser contained in this Agreement such that if Closing were to occur on the date of such termination such breach would result in the failure of any of the conditions set forth in Section 6 hereof to be satisfied (when read as required to be satisfied on and as of the date of such termination) and such breach has not been cured within ten (10) days after written notice thereof to such Purchaser; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

8.1.5.	By written notice of either Purchasers or Seller, referring to the relevant clause of this subsection if:

8.1.5.1.	there shall be a final non-appealable order of any governmental authority in effect preventing consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement under this Section 8.1.5.1 shall not be available to any party whose action or failure to act has been a principal cause of or resulted in such order preventing the consummation of the transactions contemplated hereby and such action or failure to act constitutes a breach of this Agreement.

8.1.5.2.	there shall be any statute, rule, regulation, executive order, decree, judgment, injunction or other order enacted, issued, promulgated, enforced, entered or deemed applicable by any governmental authority that would make this Agreement or the transactions contemplated hereby and thereby illegal.

Notwithstanding anything to the contrary in this Section 8.1, except in accordance with Sections 8.1.3.2 or 8.1.3.2, the Purchasers may not terminate the Agreement if the transactions contemplated under the PIPE Agreement are consummated.

8.2.	Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Purchasers or the Seller, or their respective employees, agents or shareholders, if applicable, except that (i) the provisions of Section 9 and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Section 8, (ii) if this Agreement is terminated in accordance with Sections 8.1.3.2 or 8.1.3.2 and the PIPE Agreement is consummated, than notwithstanding anything to the contrary contained herein, the provisions of Sections 7.4 through 7.9 (inclusive) shall survive such termination and remain in full force and effect (and any reference to such Sections being subject to this Agreement not terminated shall be read to include as an exception “except if this Agreement is terminated in accordance with Sections 8.1.3.2 or 8.1.3.2 and the PIPE Agreement is consummated”); and (iii) except to the extent that such termination results from a material breach by the other party of any representation, warranty or covenant set forth in this Agreement in which case the breaching party shall not be relieved of liability or damages to the other parties. Notwithstanding anything to the contrary herein, in no event shall any party be liable to other party for indirect or consequential damages.

9.	General Provisions.

9.1.	Expenses. Each party shall bear its own costs and expenses incurred with respect to the negotiation, execution, delivery and performance of this Agreement.

9.2.	Entire Agreement. This Agreement and the Series Agreements and their respective exhibits and schedules attached hereto, and the documents and instruments and other agreements among the parties hereto referenced herein, constitute the full and entire understanding and agreement between the parties with respect to the subject matters hereof and thereof, and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof.

9.3.	Amendment. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Seller, Ronex and a majority of the members of Alpha (except that, at any time after the Closing, any amendment and/or waiver with respect to any of the covenants set forth in Section 7 above shall require the written consent of the Seller and each Purchaser, if and so long as such Purchaser and its affiliates hold 10% or more of the Company’s issued and outstanding share capital (and for such purpose, the holdings of all members comprising Alpha and their affiliates shall be aggregated). Any amendment or waiver effected in accordance with this Section shall be binding upon all parties of this Agreement and their respective successors and assignees.

9.4.	Extension; Waiver. The Purchasers (or, at any time after the Closing, if and so long as such Purchaser and its affiliates hold 10% or more of the Company’s issued and outstanding share capital (and for such purpose, the holdings of all members comprising Alpha and their affiliates shall be aggregated)) or the Seller, as the case may be, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid against such party giving the waiver or extension and only if set forth in an instrument in writing signed on behalf of such party.

9.5.	Press Releases. No party shall issue any statement or communication to any third party (other than their respective agents, partners, affiliates and representatives that are bound by confidentiality restrictions) regarding this Agreement, its existence and content, or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of the other parties hereto, except as required to comply with applicable legal requirements and the rules of any stock exchange and except as required in connection with the Series Agreements and the transactions contemplated thereby.

9.6.	Remedies. Seller hereby acknowledges that monetary damages may not be a sufficient or adequate remedy for any breach or violation of any of its obligations under Section 7 and that, in addition to any other remedy which may be available to Purchasers hereunder or in law or equity, and without any waiver or limitation with respect thereto, the Purchasers shall be entitled to seek injunctive and other equitable relief, including specific performance, with respect to any such breach or violation and to enforce specifically the terms and provisions hereof, in any court of competent jurisdiction. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.7.	Assignment. Neither this Agreement, nor any rights, interests or obligations under this Agreement may be assigned or transferred, in whole or in part, by operation of law or otherwise by any party hereto, without the prior consent in writing of each the other parties hereto, and any such assignment without such prior written consent shall be null and void, except that this Agreement or any of the rights, interests or obligations under this Agreement may be assigned by any Purchaser, upon notice to the other parties, to any member comprising of Alpha (in case of an individual), the beneficiary thereof (in case of a trust) or the controlling holder thereof (in case of a corporate entity) and any affiliate thereof, provided such assignee has agreed in writing to assume and be bound by all of a the assignor’s obligations hereunder as if it were an original party hereto (it being clarified that, notwithstanding any assignment, the provisions of Sections 7.8 shall continue to apply to the original parties hereto). Subject to the foregoing, this Agreement shall inure to the benefit of, and be binding upon, and be enforceable by, the parties hereto and their respective successors, assigns, heirs, executors, and administrators.

9.8.	Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any competent court located in Tel-Aviv-Jaffa, Israel in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Israel for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

9.9.	Interpretation. When used herein: the words “include,” “includes” and “including” shall be deemed in each case to be followed by the words “without limitation”; the words “herein,” “hereof,” “hereto” and “hereunder” and words of similar import, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; the word “person(s)” shall include an individual, corporation, partnership, association, trust, enterprise or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof; the phrase “beneficial ownership” of any securities or “own” (and phrases of similar import) shall mean beneficial ownership for purposes of Rule 13d-3 under the Exchange Act (and for the purposes of Rule 13d-3(d)(1)(i) as if the right to acquire beneficial ownership of such security would have been within 60 days); the word “affiliate(s)” (and words of similar import) shall mean as set forth in Rule 405 promulgated under the Securities Act of 1933, as amended, and with respect to any natural person, also, (i) grandparents, parents, siblings, lineal descendant of such person or their spouse (including step and adopted children), and any spouse (or widow or widower) of such person or any of the foregoing, (ii) any trust established for the benefit of such natural person or any affiliate of such natural person, or (iii) any executor or administrator of the estate of such natural person; and the word “group” shall mean any group of persons acting together in the manner described in Rule 13d-5(b)(1) of the Exchange Act. Unless the context otherwise requires, words denoting the singular number only shall include the plural and vice versa. The headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. The recitals, exhibits and schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the exhibits and schedules hereto.

9.10.	Severability. If any provision of this Agreement or the application thereof becomes or is declared by a court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement only with respect to such jurisdiction in which such clause or provision cannot be enforced, and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement. In addition, if any particular provision contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing the scope of such provision so that the provision is enforceable to the fullest extent compatible with applicable law.

9.11.	Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.12.	Notices. All notices and other communications hereunder shall be in writing and shall be shall be emailed, faxed or mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

9.12.1.	if to Alpha, to:

Mr. Eli Gelman
13 Yoav Street, Tel Aviv 69938, Israel
Telephone No.:	(972)-(3)-6352724
Email:	gelmaneli@gmail.com

And to:
Mr. Avinoam Naor
Hashikma 1, Savyon 56518, Israel
Telephone No.:	(972)-(3)-7371111
Facsimile No.:	(972)-(3)-7371110
Email:	avin@naorf.com

with a mandatory copy to (which shall not constitute notice):

Meitar Liquornik Geva & Leshem Brandwein
16 Abba Hillel Road Ramat Gan 52506, Israel
Attention:	Dan Geva, Advocate
Shira Azran, Advocate
Telephone No.:	(972)-(3)-610-3100
Facsimile No.:	(972)-(3)-6103-111
Email:	dan@meitar.com
sazran@meitar.com

9.12.2.	if to Ronex, to:

c/o FIMI IV 2007 Ltd.
“Rubinstein House”
37 begin Road, Tel-Aviv, Israel
Telephone No.:	03-5652244
Facsimile No.:	03-5652245
Email:	ishay@fimi.co.il

with a mandatory copy to (which shall not constitute notice):

Naschitz, Brandes & Co.
5 Tuval Street, Tel-Aviv 67897 Israel
Attention:	Sharon A. Amir, Advocate
Telephone No.:	(972)-(3)-6235022
Facsimile No.:	(972)-(3)-6235106
Email:	samir@nblaw.com

9.12.3.	if to the Seller, to:

Mr. Barry Shaked
Haprachim 44, Rishpon, Israel
Facsimile No.:	(972)-(9)-9585682

with a mandatory copy to (which shall not constitute notice):

Herzog, Fox & Neeman
Asia House, 4 Weizmann Street
Tel-Aviv 64239 Israel
Attention:	Alon Sahar, Advocate
Telephone No.:	(972)-(3)-692-2861
Facsimile No.:	(972)-(3)-696-6464
Email:	sahar@hfn.co.il

Any notice sent in accordance with this Section 9.12 shall be effective (i) if mailed, three (3) business days after mailing, (ii) if sent by messenger, upon delivery, and (iii) if sent via email or facsimile, upon transmission and electronic confirmation of receipt (or recipient’s electronic “read receipt” in case of email) or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt (or recipient’s electronic “read receipt” in case of email (provided, however, that any notice of change of address shall only be valid upon receipt). Mr. Gelman and Mr. Avinoam Naor are hereby designated as the representatives of Alpha for the receipt of notices under this Agreement, until such time as a majority of the members of Alpha shall otherwise notify the other parties.

9.13.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall be considered one and the same agreement, it being understood that all parties need not sign the same counterpart. The exchange of an executed Agreement (in counterparts or otherwise) by facsimile transmission or by electronic delivery in .pdf format or the like shall be sufficient to bind the parties to the terms and conditions of this Agreement, as an original.

– SIGNATURE PAGES FOLLOW –

        IN WITNESS WHEREOF, the parties have caused this Share Sale and Purchase Agreement to be duly executed as of the date first written above.

RONEX HOLDINGS L.P BY: RONEX HOLDING LTD., ITS GENERAL PARTNER By: /s/ Ishay Davidi —————————————— Name: Ishay Davidi Title: CEO

        IN WITNESS WHEREOF, the parties have caused this Share Sale and Purchase Agreement to be duly executed as of the date first written above.

ALPHA: /s/ Avinoam Naor —————————————— Name: Avinoam Naor By: AVINOAM NAOR

/s/ Boaz Dotan —————————————— Name: Boaz Dotan By: BOAZ DOTAN

/s/ Nehemia Lemelbaum —————————————— Name: Nehemia Lemelbaum By: NEHEMIA LEMELBAUM

/s/ Eli Gelman —————————————— Name: Eli Gelman By: ELI GELMAN

/s/ Mario Segal —————————————— Name: M.R.S.G (1999) Ltd. and Mario Segal By: MARIO SEGAL

        IN WITNESS WHEREOF, the parties have caused this Share Sale and Purchase Agreement to be duly executed as of the date first written above.

BARRY SHAKED /s/ Barry Shaked ——————————————